Exhibit 99.1

Norfolk Southern Corporation, Three Commercial Place, Norfolk, Va. 23510-2191

FOR IMMEDIATE RELEASE

Norfolk Southern reports second-quarter 2021 results

Railroad achieves record low operating ratio

NORFOLK, Va., July 28, 2021 – Norfolk Southern Corporation (NYSE: NSC) today reported second-quarter 2021 financial results, which included second-quarter records for net income and diluted earnings per share, and all-time quarterly records for operating ratio and income from railway operations.

Second-quarter net income was $819 million, diluted earnings per share were $3.28, and the operating ratio improved to 58.3%.

“Our team met the challenge for the second quarter head-on, delivering another solid performance of sequential operating ratio improvement, driving meaningful productivity into our business as revenue and volume rebounded from last year, up 34% and 25%, respectively,” said James A. Squires, Norfolk Southern chairman, president and CEO. “Leveraging the strong and diverse book of business we have developed, we will build upon our success in the creation of long-term, sustainable value for our customers and shareholders.”

Second-quarter summary

•	Railway operating revenues of $2.8 billion increased 34%, or $714 million, compared with second-quarter 2020, driven by a 25% increase in volume and a 7% increase in revenue per unit.

•	Railway operating expenses were $1.6 billion, an increase of 11%, or $157 million, compared with the same period last year.

•	Income from railway operations was an all-time quarterly record of $1.2 billion, an increase of 91%, or $557 million, year-over-year.

•	Railway operating ratio was 58.3%, an all-time record.

About Norfolk Southern

Norfolk Southern Corporation (NYSE: NSC) is one of the nation’s premier transportation companies, moving the goods and materials that drive the U.S. economy. Norfolk Southern connects customers to markets and communities to economic opportunity, with safe, reliable, and cost-effective shipping solutions. The company’s service area includes 22 states and the District of Columbia, every major container port in the eastern United States, and a majority of the U.S. population and manufacturing base.

Media Inquiries:

Media Relations, 404-420-4444 (media.relations@nscorp.com)

Investor Inquiries:

Meghan Achimasi, 470-867-4807 (meghan.achimasi@nscorp.com)

http://www.norfolksouthern.com

Forward-looking statements

This news release contains forward-looking statements that may be identified by the use of words like “believe,” “expect,” “anticipate,” “estimate,” “plan,” “consider,” “project,” and similar references to the future. Forward-looking statements reflect our good-faith evaluation of information currently available. These forward-looking statements are subject to a number of risks and uncertainties, and our actual results may differ materially from those projected. Please refer to our annual and quarterly reports filed with the SEC for a full discussion of those risks and uncertainties we view as most important. Forward-looking statements are not, and should not be relied upon as, a guarantee of future performance or results, nor will they necessarily prove to be accurate indications of the times at or by which any such performance or results will be achieved. As a result, actual outcomes and results may differ materially from those expressed in forward-looking statements. We undertake no obligation to update or revise forward-looking statements.